Exhibit 99.1

MCEWEN MINING ANNOUNCES Q1 2015 PRODUCTION RESULTS;

FULL YEAR PRODUCTION GUIDANCE UNCHANGED

TORONTO, ONTARIO - (April 16, 2015) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) reports gold production increased 23% and silver production decreased 10% in Q1 2015 vs Q1 2014. Gold and silver recoveries were artificially low as a result of the recent gold theft and will return to normal in Q2. Production costs for Q1 2015 will be reported with the quarterly financial results in early May 2015.

Guidance for 2015 production remains unchanged at 96,500 gold ounces and 3.1 million silver ounces.

Individual Mine Performance

El Gallo 1, Mexico

Gold production in Q1 2015 was 15,243 gold ounces, which was 17% higher than guidance due to a higher gold grade and recovery. The average gold grade crushed was 3.17 gpt

Gold recoveries are calculated from the ratio of total ounces produced to contained ounces stacked and were low in Q1 2015 as there was only one gold pour in March. If in the first quarter we had poured the 7,000 ounces that were stolen, the recovery rate would have been 68%.

Production in Q2 2015 is expected to be 14,000 ounces of gold and for the year remains at 50,000 ounces. Management is reviewing guidance of all-in sustaining costs of $750 per gold ounce due to the yet unknown final insurance proceeds from the stolen gold and planned security upgrades.

San José, Argentina (49%)

Our attributable production from San José in Q1 2015 was 9,453 gold ounces and 644,255 silver ounces.

Compared to Q1 2014, gold and silver ounces produced were down 12% and 11% respectively. This is primarily the result of a 19% decrease in tonnes treated due to a planned shutdown of the processing plant for mandatory vacation in the quarter.

Full year guidance for San José remains at 46,500 gold ounces and 3.1 million silver ounces net to McEwen Mining at all-in sustaining costs of $1,225 per gold equivalent ounces.

McEwen Mining Operating Results

	Q1 2015	Q1 2014	Change	2015 Guidance
Corporate Total
Gold ounces produced	24,696	20,062	+ 23%	96,500
Silver ounces produced	655,339	725,025	- 10%	3,120,000
Gold ounces sold	28,052	20,062	+ 44%	—
Silver ounces sold	722,208	733,017	- 1%	—

San José — 100%
Ore tonnes mined	102,571	105,158	- 2%	—
Gold grade mined (gpt)	6.48	6.71	- 3%	—
Silver grade mined (gpt)	480	447	+ 7%	—
Tonnes processed	108,771	134,589	- 19%	550,000
Gold grade processed (gpt)	6.20	5.77	+ 7%	6.15
Silver grade processed (gpt)	428	391	+ 9%	414
Gold recovery (%)	89.0	88.1	+ 1%	87.1
Silver recovery (%)	87.9	86.9	+ 1%	86.7
Gold ounces produced	19,291	21,974	- 12%	95,000
Silver ounces produced	1,314,807	1,471,081	- 11%	6,300,000
Gold ounces sold	19,308	21,974	- 13%	—
Silver ounces sold	1,439,311	1,492,687	- 4%	—
McEwen Mining — 49% (1)
Gold ounces produced	9,453	10,767	- 12%	46,500
Silver ounces produced	644,255	720,830	- 11%	3,100,000
Gold ounces sold	9,461	10,926	- 14%	—
Silver ounces sold	705,262	731,417	- 4%	—

El Gallo 1
Total tonnes mined	3,425,744	2,884,555	+ 19%	—
Ore tonnes mined	320,294	322,556	- 1%	—
Gold grade mined (gpt)	2.86	1.15	+ 149%	—
Gold ounces mined	29,451	11,926	+ 147%	—
Tonnes crushed	324,363	359,402	- 10%	850,000
Gold grade crushed (gpt)	3.17	1.16	+ 173%	2.60
Gold ounces crushed	33,058	13,404	+ 147%	—
Gold recovery (%) (2)	46	69	- 33%	70
Silver recovery (%) (2)	80.8	37.7	+ 114%	—
Gold ounces produced	15,243	9,295	+ 64%	50,000
Silver ounces produced	11,084	4,195	+ 164%	20,000
Gold ounces sold	18,591	8,563	+ 117%	—
Silver ounces sold	16,946	1,600	+ 959%	—

gpt: grams per tonne

(1) The San José Mine is 49% owned by McEwen Mining and 51% owned and operated by Hochschild Mining.

(2) Metallurgical recoveries are calculated from the ratio of total ounces produced to contained ounces stacked.

At April 16, 2015 McEwen Mining had cash and liquid assets of $16 million and no bank debt.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable gold producer focused in the Americas. McEwen Mining’s principal assets consist of the gold/silver San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; and the Los Azules copper project in San Juan, Argentina. McEwen Mining has 306 million shares fully diluted at April 16, 2015. Rob McEwen, Chairman and Chief Owner, owns 25% of the shares of the Company.

Reliability of Information Regarding the San José Mine

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Technical Information

The technical contents of this news release has been reviewed and approved by Nathan M. Stubina, Ph.D., P.Eng., FCIM, Managing Director and a Qualified Person as defined by Canadian Securities Administrator National Instrument 43-101 “Standards of Disclosure for Mineral Projects”

Cautionary Note Regarding Non-GAAP Measures

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures. Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs. All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, mine site exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs. Total cash cost and all-in sustaining cash cost per ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-k for the year ended December 31, 2014.

Caution Concerning Forward-Looking Statements

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, existing insurance coverage and future availability of insurance, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, the ability of the corporation to receive or receive in a timely manner permits or other approvals required in connection with operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other mining risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

Craig Stanley Vice President - Corporate Development Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 150 King Street West Suite 2800,P.O. Box 24 Toronto, Ontario, Canada M5H 1J9 E-mail: info@mcewenmining.com